EXHIBIT 5.1

WILSON SONSINI GOODRICH & ROSATI,

PROFESSIONAL CORPORATION

650 Page Mill Road

Palo Alto, California 94304-1050

Telephone: (650) 493-9300 Facsimile: (650) 493-6811

July 21, 2004

Cell Genesys, Inc.

500 Forbes Boulevard

South San Francisco, California 94080

RE:	REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 22, 2004 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 500,000 shares of your Common Stock reserved for issuance pursuant to the 2001 Nonstatutory Stock Option Plan (the “Plan”). As legal counsel for Cell Genesys, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plan.

It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany the Plan, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI